PRICING SUPPLEMENT NO. 12 DATED
MAY 6, 2002 TO PROSPECTUS
DATED MARCH 15, 2002 AND PROSPECTUS
SUPPLEMENT DATED MARCH 15, 2002

BOEING CAPITAL CORPORATION

Boeing Capital Corporation InterNotes
Due Nine Months or More From Date of Issue

        Except as set forth herein, the Boeing Capital Corporation InterNotes offered hereby (the “Notes”) have such terms as are described in the accompanying Prospectus dated March 15, 2002, as amended and supplemented by the Prospectus Supplement dated March 15, 2002 (the “Prospectus”).

Aggregate Principal Amount:	$6,666,000
Price to Public:	100%
Concession:	1.2%
Net Proceeds:	$6,586,008
Original Issue Date (Settlement Date):	May 9, 2002
Stated Maturity Date:	May 15, 2009
Interest Rate:	5.50% per annum
Interest Payment Dates:	Commencing June 15, 2002 and thereafter on the 15th calendar day of each month up to and including the Maturity Date
Optional Redemption:	[ ] Yes [X] No
Survivor's Option:	[X] Yes [ ] No
Form of Notes Issued:	[X] Book-Entry Notes [ ] Certificated Notes
CUSIP Number:	09700PAM0
Joint Lead Managers and Lead Agents:	Banc of America Securities LLC and INCAPITAL, LLC
Agents:	A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Quick and Reilly Inc., Salomon Smith Barney, U.S. Bancorp Piper Jaffray, UBS PaineWebber, Wachovia Securities